EXHIBIT 99.1

Akorn Acquires Xopenex(R) (levalbuterol HCI) Inhalation Solution From Sunovion

LAKE FOREST, Ill., Sept. 30, 2014 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq:AKRX), a niche pharmaceutical company, today announced that it has signed a definitive agreement ("Agreement") to acquire certain rights to short-acting bronchodilator Xopenex® (levalbuterol HCI) Inhalation Solution (IS) from Sunovion Pharmaceuticals Inc. for $45 million, paid in cash at closing, net of certain liabilities. According to IMS Health, the U.S. market for both the generic and branded versions of Xopenex® IS was approximately $280 million for the twelve-month period ending August 2014.

"We are excited to announce this transaction which will expand Akorn's offering of inhaled therapeutics," said Raj Rai, CEO, Akorn. "The addition of Xopenex® IS further strengthens and diversifies Akorn's portfolio of products with niche dosage forms."

"We are pleased to conduct this transaction with Akorn to allow Xopenex® IS to continue to be available to patients," said Hiroyuki Baba, Executive Vice President, Corporate Strategy for Sunovion. "Our plan is to recognize value gained from the sale of this product to invest back in the business, allowing us to continue to provide effective treatments for patients."

Akorn expects this transaction to add approximately $18 million to $20 million in revenues and approximately $0.07 to $0.08 of net income per diluted share in 2015, excluding the impact of acquisition-related amortization.

Akorn plans to ship product immediately upon closing the transaction and Sunovion will work with Akorn to ensure uninterrupted access to patients.

Sunovion will continue to sell Xopenex HFA® (levalbuterol tartrate) Inhalation Aerosol, another formulation of the product, in all dosage strengths and formulations. Sunovion is dedicated to providing effective treatments to individuals with respiratory conditions and has several promising compounds in development.

The boards of both Sunovion and Akorn, Inc. have approved the transaction and Agreement; however, the sale is subject to customary closing conditions.

About Xopenex® Inhalation Solution

Xopenex® (levalbuterol HCl) Inhalation Solution is indicated for the treatment or prevention of bronchospasm in adults, adolescents, and children 6 years of age and older with reversible obstructive airway disease.

About Akorn, Inc.

Akorn, Inc. is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; and Paonta Sahib, India where Akorn manufactures sterile ophthalmic and injectable pharmaceuticals and non-sterile nasal sprays, oral liquids, and topical creams and ointments. Additional information is available on Akorn's website at www.akorn.com.

About Sunovion Pharmaceuticals Inc.

Sunovion is a leading pharmaceutical company dedicated to discovering, developing and commercializing therapeutic products that advance the science of medicine in the Psychiatry, Neurology and Respiratory disease areas. Sunovion's drug development program, together with its corporate development and licensing efforts, has yielded a portfolio of pharmaceutical products including Aptiom® (eslicarbazepine acetate), Latuda® (lurasidone HCl) tablets, Lunesta® (eszopiclone) tablets, Xopenex® (levalbuterol HCI) inhalation solution, Xopenex HFA® (levalbuterol tartrate) inhalation aerosol, Brovana® (arformoterol tartrate) inhalation solution, Omnaris® (ciclesonide) nasal spray, Zetonna® (ciclesonide) nasal aerosol and Alvesco® (ciclesonide) inhalation aerosol.

Sunovion, an indirect, wholly owned U.S. subsidiary of Sumitomo Dainippon Pharma Co., Ltd., is headquartered in Marlborough, Mass. More information about Sunovion Pharmaceuticals Inc. is available at www.sunovion.com.

About Sumitomo Dainippon Pharma Co., Ltd.

Sumitomo Dainippon Pharma is a top-ten listed pharmaceutical company in Japan. Sumitomo Dainippon Pharma aims to produce innovative pharmaceutical products in the Psychiatry & Neurology area and the Oncology area, which have been designated as the focus therapeutic areas. Sumitomo Dainippon Pharma is based on the merger in 2005 between Dainippon Pharmaceutical Co., Ltd., and Sumitomo Pharmaceuticals Co., Ltd. Today, Sumitomo Dainippon Pharma has about 7,000 employees worldwide. Additional information about Sumitomo Dainippon Pharma is available through its corporate website at www.ds-pharma.com

LATUDA is a registered trademark of Sumitomo Dainippon Pharma Co., Ltd., Ltd. LUNESTA, XOPENEX, XOPENEX HFA, and BROVANA are registered trademarks of Sunovion Pharmaceuticals Inc. OMNARIS and ALVESCO are registered trademarks of Takeda GmbH, used under license.

APTIOM is under license from BIAL.

Sunovion Pharmaceuticals Inc. is a U.S. subsidiary of Sumitomo Dainippon Pharma Co., Ltd.©

Akorn Forward Looking Statements

This press release includes statements that may constitute "forward-looking statements", including projections of certain measures of Akorn's results of operations, projections of sales, projections of certain charges and expenses, projections related to the number and potential market size of ANDAs and other statements regarding Akorn's goals, regulatory approvals and strategy. Akorn cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Factors that could cause or contribute to such differences include, but are not limited to: statements relating to future steps we may take, prospective products, future acquisitions or agreements, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by Akorn or by persons acting on its behalf and in conjunction with its periodic SEC filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

CONTACT: Contacts at Akorn:
         Tim Dick, Chief Financial Officer
         847-279-6150

         Chris Hodges, Alpha IR Group
         312-445-2870